UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Adams, W. Andrew
   801 Mooreland Lane
   Murfreesboro, TN  37128
2. Issuer Name and Ticker or Trading Symbol
   National Health Realty, Inc.
   NHR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 31, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock - WAA           |      |    |                  |   |           |477                |D     |                           |
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Units of Partnership Interest|      |    |                  |   |           |571,754            |D     |                           |
 in NHR/OP, L.P. - AM, L.P.  |      |    |                  |   |           |                   |      |                           |
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Common Stock - Adams Christia|      |    |                  |   |           |77,528             |I     |Trustee                    |
n Trust                      |      |    |                  |   |           |                   |      |                           |
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Common Stock - Adams Family F|      |    |                  |   |           |35,407             |I     |Trustee                    |
oundation II                 |      |    |                  |   |           |                   |      |                           |
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Common Stock - Adams Grandchi|      |    |                  |   |           |2,307              |I     |Trustee                    |
ldren's Trust                |      |    |                  |   |           |                   |      |                           |
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Common Stock - The Adams Grou|7/28/0|J   |40,000            |D  |$8.375     |339,591            |I     |Family Partnership         |
p                            |0     |    |                  |   |           |                   |      |                           |
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Common Stock - AdamsMark L.P.|      |    |                  |   |           |57,516             |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Option-"R|$8.375  |10/13|A   |44,000     |A  |10/13|10/20|Common Stock|44,000 |       |44,000      |D  |            |
ight to Buy"            |        |/99  |    |           |   |/99  |05   |            |       |       |            |   |            |
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Explanation of Responses:
*J - NHR allowed the security holder to cancel the promissory note used to finance the option purchase by surrendering the seucrities purchased.